Exhibit 10.15

April 25, 2012

Jeff DerGurahian

Re:	Offer of Employment

Dear Jeff:

We are pleased to offer you employment with loanDepot, LLC (“loanDepot”) on the following terms and conditions:

1.	Position. loanDepot offers you the position of EVP, Capital Markets. You will report to Anthony Hsieh in this position.

2.	Start Date. TBD 5/10/12

3.	Compensation. loanDepot will pay you the following compensation in this position: $320,000 annually paid semi-monthly.

4.	Bonus. You will be eligible to participate in the annual Management Incentive Plan with a target of up to 100% of your base pay. Payout of 100% of your target can be achieved if established goals are met and the Company meets its goals as approved by the Board and as per the Management Incentive Plan. Personal objectives and goals or other components of the bonus plan are to be discussed with Anthony Hsieh and all other loanDepot Management Incentive Plan criteria for payout will apply once approved. If your goals and the company goals exceed target, you will be eligible for additional bonus consideration.

5.	Equity. You are eligible to receive equity shares in loanDepot. The shares awarded to you will be based on the value of the shares at the time you start with the Company. For clarity, the shares are internal shares, not publically traded and would comport with loanDepot’s standard 2009 Incentive Equity Plan terms. Specific distribution of shares and information will follow.

6.	Relocation. The company will reimburse you up to $80,000 towards your relocation expenses, including but not limited to, temporary housing expenses, house hunting, closing costs on home purchase, moving of household goods and related travel expenses, etc. This relocation package will remain open for you to use for nine months from your start date.

7.	PTO. You will be eligible to receive PTO pursuant to the policies set forth in the Employee Handbook.

8.	Medical Insurance. You will be eligible to receive medical insurance on the 1st of the month following your start date.

9.	401(k) Program. You will be eligible to participate in loanDepot’s 401 (k) Program after 3 months of employment.

10.	Policies. You must abide by loanDepot’s policies and procedures, including all policies contained in loanDepot’s Employee Handbook, which you can find on the Company intranet.

11.	Background Investigation. This offer is contingent upon your satisfactory completion of a background investigation, which may include criminal history, credit history, employment verification and references, education verification, and social security number verification.

12.	Eligibility. This offer of employment is contingent upon you completing on the first day you report to work the “Employment Eligibility Verification” Form (1-9) along with proof of appropriate identification documents as listed on the enclosed “Lists of Acceptable Documents.” If you are unable to provide acceptable identification within the first three business days of your date of hire, loanDepot will be required by law to terminate your employment immediately.

13.	No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by loanDepot regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

14.	Introductory Period. As a new employee, you shall serve an introductory period of 90 calendar days commencing with your first day of employment. During this period, loanDepot and you will have an opportunity to determine whether further employment is appropriate. loanDepot reserves the right to extend the duration of the introductory period one or more times if it is determined that such an extension is appropriate. The completion of the introductory period does not alter the at will nature of employment with loanDepot.

15.	At Will. Your employment with loanDepot is at will, and either you or loanDepot may terminate the employment relationship at any time with or without notice for any reason. No loanDepot representative has the authority to modify the at will nature of your employment except for the CEO of loanDepot, and any such modification must be in writing signed by both you and the CEO of loanDepot.

16.	Termination. The Company may terminate your employment without cause at any time, without advance notice. If your employment is terminated without cause and provided that you execute and deliver a general release of claims in a form acceptable to the Company in its sole discretion, the Company shall pay you an amount equal to the base salary that you would have been entitled to receive if you had continued employment for a period of six months following the date of termination.

17.	Modification. With mutual consent, loanDepot reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at will employment policy.

18.	Prior Verbal Agreements. This letter supersedes any prior verbal agreements or representations regarding your employment with loanDepot.

19.	Offer. If this offer is not accepted in writing within 3 days of the date of this letter, this offer will be automatically revoked at that time. You may send your acceptance of the terms of this offer to us by mail, email at khintgen@loanDepot.com or facsimile at 949.470.6694.

We are excited to have you join our team. If you have any questions, please feel free to contact me or Kristiina Hintgen directly at 949.470.6694.

Sincerely,

Anthony Hsieh
CEO

Acknowledged, Accepted and Agreed by:

Date:	4/26/12

Signature

Jeffrey Dergurahian
Printed Name

Bonus Addendum

Bonus. You will be eligible to participate in the annual Management Incentive Plan with a target of up to 100% of your base pay. Payout of 100% of your target can be achieved if established goals are met and the Company meets its goals as approved by the Board and as per the Management Incentive Plan. Personal objectives and goals or other components of the bonus plan are to be discussed with Anthony Hsieh and all other loanDepot Management Incentive Plan criteria for payout will apply once approved. If your goals and the company goals exceed target, you will be eligible for additional bonus consideration.

The sample planning worksheet below will be utilized in establishing specific goals and objectives during the year.

Employee Annual Goal Planning Worksheet

GOALS	OBJECTIVES	COMPLETION DATE	MEASURING OUTCOMES	PERCENTAGE (%)
What do you plan to achieve? What is the expected result?	What is the work plan and how will you achieve your results?	When will you complete your objectives?	How will you track your results? What key metrics will be established?	Indicate the % of priority of each goal in the scope of the position (to 100%)
Goal #1
Goal #2
Goal #3
Goal #4
Goal #5

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Employee Unit Grant Addendum

The following terms include key elements of the Employee Unit Grant Agreement but do not include all of the applicable terms and conditions of the agreement.

The Plan: Employee Unit Grant Agreement, subject to the provisions of the Company’s 2009 Incentive Equity Plan

Grant Date: [Employment Start Date]

Grant of Employee Units: 21,443.48 Aggregate Employee Units

Vesting Schedule: i) 20% of Employee Units shall vest on the 1st day of the 1st anniversary month of employment and ii) 1.667% of the Employee Units shall vest on the first day of each calendar month thereafter.

Current Aggregate Employee Unit Value:

Company Takeout Value	Current Promote Value	5% Ownership Value
$84,844,118	$5,594,118	$279,706
$127,110,784	$16,160,784	$808,039
$175,880,015	$33,230,015	$1,661,501
$200,000,000	$39,260,011	$1,963,001
$250,000,000	$51,760,011	$2,588,001
$300,000,000	$64,260,011	$3,213,001
$400,000,000	$89,260,011	$4,463,001
$500,000,000	$114,260,011	$5,713,001
$600,000,000	$139,260,011	$6,963,001
$700,000,000	$164,260,011	$8,213,001
$800,000,000	$189,260,011	$9,463,001
$900,000,000	$214,260,011	$10,713,001
$1,000,000,000	$239,260,011	$11,963,001

Sample promote valuation based on capitalization @ April 1, 2012

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